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                                                                   Exhibit 99.2
                           ARTICLES OF INCORPORATION

                                      OF

                           FIRST WESTERN CORPORATION



     FIRST:  The name of the corporation is FIRST WESTERN CORPORATION.

     SECOND:  The period of its duration is perpetual.

     THIRD:  The purpose or purposes for which the corporation is organized are:

     To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every kind and description, including shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts, or obligations, to receive, collect, and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof, all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned;

     To aid either by loans or by guaranty of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this corporation or in which it at that time may be interested;

     To engage in any lawful act or activity for which corporations may be now or hereafter organized under the South Dakota Business Corporation Act;

     To enter into, make, perform, and carry out contracts of any kind for any lawful purpose with any persons, firms, associations or corporations; and

     To purchase, acquire, lease, own and enjoy any and all such other property, real or personal, as may be reasonably necessary for the carrying on of the business of the corporation.

     The business or purpose of the corporation is from time to time to do any one or more of the acts and things herein set forth.

     FOURTH: The corporation shall have the authority to issue 100,000 shares of common stock with a par value of $10 per share.

     FIFTH: The corporation shall not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received by it for the issuance of shares.
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     SIXTH:  The address of its registered office in the State of South Dakota is 100 North Phillips Avenue, P.O. Box 1225, Sioux Falls, South Dakota 57101, County of Minnehaha. The name of its registered agent at such address is T. J. Reardon.

     SEVENTH: The number of directors constituting the board of directors shall be fixed in, or in the manner provided in, the by-laws, but in no case shall be less than three nor more than five.

     EIGHTH: The number of directors constituting the initial board of directors, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and shall qualify, are:

     T. M. Reardon                  1201 Tomar Road
                                    Sioux Falls, South Dakota  57105

     M. J. Reardon                  1201 Tomar Road
                                    Sioux Falls, South Dakota  57105

     T. J. Reardon                  1800 West Twelfth Street
                                    Sioux Falls, South Dakota  57104

     NINTH:  The names and addresses of the incorporators are:

     T. M. Reardon                  1201 Tomar Road
                                    Sioux Falls, South Dakota  57105

     M. J. Reardon                  1201 Tomar Road
                                    Sioux Falls, South Dakota  57105

     T. J. Reardon                  1800 West Twelfth Street
                                    Sioux Falls, South Dakota  57104

     TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

     ELEVENTH: Pursuant to SDCL 47-2-58.8, the directors of this corporation shall not be liable personally to the corporation, its shareholders, policy holders and depositors for monetary damages for breach of fiduciary duty as a director, provided that nothing herein shall be deemed to eliminate or limit the liability of a director of this corporation for any breach of the director's duty of loyalty to this corporation, its shareholders, policy holders or depositors for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or which involve any violation of
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SDCL 47-5-15 through 47-5-19, inclusive, or for any transaction from which the director derived an improper personal benefit. Nothing herein shall eliminate or limit the personal liability of a director for any act or omission occurring prior to the effective date of this Article.